Exhibit 10.1
[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is both not material and is the type that the registrant treats as private or confidential.

SUPPLEMENTAL AGREEMENT

THIS SUPPLEMENTAL AGREEMENT (this “Agreement”) is entered into as of the [*] by and between Romeo Power, Inc. (the “Buyer”) and LG Energy Solution, Ltd. (the “Seller”) as a supplement to the Supply Agreement (defined below). Buyer and Seller may be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, LG Chem, Ltd. (“LG Chem”) and Buyer are parties to a Sales Contract, dated as of August 28, 2017 (the “Original Supply Agreement”, attached hereto as Appendix 1, and as amended from time to time, including hereby, the “Supply Agreement”), which provide terms and conditions for Buyer’s purchase of certain Products (defined in the Original Supply Agreement as cylindrical lithium-ion battery cells) that LG Chem will manufacture and supply to Buyer for use in connection with Buyer’s products;

WHEREAS, with effect from December 1, 2020, Seller has assumed all rights and obligations of LG Chem arising out of or in connection with the Original Supply Agreement;

WHEREAS, Buyer has agreed, subject to the terms and conditions described herein, to pay to Seller a total of USD 1,500,000 as a deposit (the “Deposit”) for Seller to produce and deliver Products to Buyer during the period from the date hereof through December 31, 2022 (the “Initial Period”);

WHEREAS, Buyer has also agreed, subject to the terms and conditions described herein, to pay to Seller a total of USD 64,703,500 (the “Prepayment”) (i) for Seller to build an additional assembly line at its manufacturing facility in Ochang, Korea to meet the anticipated increase in orders for the Products by Buyer and (ii) as prepayment in advance for the Products to be purchased by Buyer; and

WHEREAS, in reliance on Buyer’s agreement to order a minimum number of the Products each year, as further set forth in Section 2(a) hereof, Seller has agreed to (i) build an additional assembly line at its Ochang manufacturing facility and (ii) manufacture and sell the minimum number of Products to Buyer during period from July 1st, 2023 to June 30th, 2028 (the “Base Period”).

    NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.Deposit; Prepayment.

(a)Buyer shall pay the Deposit to Seller as provided in Section 1(c) below and Seller agrees to produce and deliver the quantity of Products specified in Section 2(a) during the Initial Period. The Deposit shall be applied against the purchase price for the Products delivered by Seller to Buyer during the Initial Period.

(b)Buyer shall pay the Prepayment to Seller as provided in Section 1(c) below and Seller agrees, in reliance on Buyer’s agreement to purchase the minimum number of Products for each year, or portion thereof, during the Base Period as specified in Section 2(a), to build an additional assembly line at its Ochang manufacturing facility. Buyer acknowledges and agrees that (i) the additional assembly line is being built by Seller to supply to Buyer with the Products during the Base Period, (ii) such assembly line is wholly owned by Seller, and (iii) Seller shall maintain all responsibilities in relation to the construction, operation and maintenance of the assembly line. For the avoidance of doubt, (A) Buyer shall have no responsibility or liability whatsoever in relation to such assembly line and (B) Seller shall use its best efforts to (1) complete such additional assembly line as soon as is reasonably practicable, (2) maximize the output thereof, and (3) dedicate all of the output of such additional assembly line during the Base Period to Buyer’s orders, subject to Buyer purchasing all of the output of such additional assembly line. In case only part of the output of such assembly line is purchased by Buyer, Seller, at its discretion may sell any remaining output to any third party(ies).

(c)Buyer will make the Deposit and the Prepayment (collectively, the “Milestone Payments”), by remitting funds to the account designated in Appendix 2 or other account designated by Seller on an invoice as follows:

i.100% of the Deposit by December 31, 2021; and

ii.100% of the Prepayment by within 1 month from the Effective Date.

2.Annual Amounts; Unit Price, etc.

(a)Upon payment of all Milestone Payments, Seller agrees to supply, and Buyer agrees to purchase, the Products in accordance with the Supply Agreement at the prices and in the quantities specified in the following table during the Initial Period and the Base Period. Further, Seller will use its best efforts to (i) increase the quantity of Products to be supplied in 2023 to 87,000,000 units, (ii) to allocate as many Products as possible to Buyer in 2021 and 2022 and (iii) grant Buyer preferred status in the allocation of additional Product throughout the Term. The parties will mutually agree in good faith on each monthly volume of Products in writing.

Cell Model	Year	Unit Price (USD/Cell)	Quantity (Million Cells)	Other Conditions
[***]	2021	[***] (Ochang)	2	From Current Ochang Factory
	2022	[***] (Ochang)	15	From Current Ochang/Nanjing Factory - [$***]/Cell pre-deposit required
		[***] (Nanjing)	TBD
	2023	[***]	37	New Ochang Factory Production Line
	2024	[***]	87
	2025	[***]	87
	2026	[***]	87
	2027	[***]	87
	2028.1H	[***]	43.5
* Unit Price is based on the incoterms, FCA (Korea/China)
* Unit Price is based on LG Standard package
* Payment terms will be determined based on K-Sure credit evaluation
* 2021 minimum allocation is 2 Million Cells and 2022 minimum allocation is 15 Million Cells. Seller shall use its best efforts to allocate as many Products as possible to Buyer in 2021 and 2022
* 2022 allocation of [***] per cell is subject to payment of the Deposit by Buyer as provided in Section 1(c)

(b)The initial Unit Price is based on the below raw materials index that includes the price of each metal input (in cost per kilogram) and the amount of each metal input used per cell (the “RMI”). The RMI will be updated on regular basis as metal input prices change and as the amount of each metal input used in each cell changes (as cell designs evolve). The price per cell hereunder (the “Unit Price”) will be adjusted semi-annually, on January 1 and July 1 of each year during the term of this Supply Agreement (each, an “Adjustment Date”). On each Adjustment Date, the Unit Price will be set based on the price determined using the average of the RMI over the period (i) commencing on the preceding June 1 and ending on the preceding November 30, for each January Adjustment Date, and (ii) commencing on the preceding December 1 and ending on the preceding May 31, for each July Adjustment Date.

Metal	Price Index	Reference	Metal gram/cell
Ni($/kg)	[***]	LME(London Metal Exchange)	[***]
Co($/kg)	[***]	LMB(London Metal Bulletin)	[***]
Mn($/kg)	[***]	LMB(London Metal Bulletin)	[***]
LiOH ($/kg)	[***]	Datamyne	[***]
Cu($/Kg)	[***]	LME(London Metal Exchange)	[***]

(c)Buyer and Seller will cooperate in good faith on approval of new or other cell models for customer’s future projects.

(d)Within +10% range of the quantity of Products for the applicable period specified herein, Buyer and Seller may review in good faith for increased volume from above annual quantity with the same price deduction within prepayment amount. The request for discussion on quantity increase must be made by Buyer to Seller 6 months prior to the beginning of the year in order for Seller to apply such agreed amount to the subsequent year.

3.Credit for the Deposit and Prepayment.

(a)In consideration of the Deposit, Seller agrees to give Buyer a credit of USD 0.10 per cell, which shall be deducted from the Unit Price of each cell during the Initial Period, up to the maximum aggregate credit amount set forth below for each year, or portion thereof, during the Initial Period (such maximum aggregate credit amount for the applicable period, the “Annual Deposit Credit Target”):

Calendar Year	Annual Deposit Credit Target
2022	US $ 1,500,000

(b)In consideration of the Prepayment, Seller agrees to give Buyer a credit of USD 0.151 per cell, which shall be deducted from the Unit Price of each cell during the Base Period, up to the maximum aggregate credit amount set forth below for each year, portion thereof, during the Base Period (such maximum aggregate credit amount for the applicable period, the “Annual Prepayment Credit Target”, and together with the Annual Deposit Credit Target, the “Annual Credit Target”):

Calendar Year	Annual Prepayment Credit Target
2023	US $ 5,587,000
2024	US $ 13,137,000
2025	US $ 13,137,000
2026	US $ 13,137,000
2027	US $ 13,137,000
2028	US $ 6,568,500

For each year from 2023 to 2027, the parties may agree to increase the applicable Annual Prepayment Credit Target within +10% range as the quantity for such year is increased as specified in Section 1(c). Such agreed increased amount of Annual Prepayment Credit Target shall be subtracted from the Annual Prepayment Credit Target of the year 2028.

(c)The application of the Annual Credit Target shall be calculated on an annual basis, or a portion thereof (as applicable), provided, however, in the event the Annual Credit Target is not achieved, the unapplied balance of the Annual Credit Target shall be applied as follows:

i.In the event the failure to achieve the Annual Credit Target is due to a failure by Buyer to order and take delivery of the minimum quantity of Products set forth in Section 2(a) for the applicable year, or a portion thereof, Seller will be entitled to retain as Liquidated Damages (as defined below) the remaining balance amount of the Deposit or Prepayment (i.e., amounts that have not yet been applied as a credit against purchased Products), as applicable.

ii.In the event failure to meet the Annual Credit Target is due to either: (i) failure by Seller to deliver the minimum quantity of Products set forth in Section 2(a) for the applicable year, or a portion thereof, or (ii) an event of force majeure, Seller shall return the remaining balance amount of the Deposit or Prepayment (i.e., amounts that have not yet been applied as a credit against purchased Products), as applicable.

(d)Each Party may not apply the credit from previous or subsequent years for the purchase or sales of the year.

4.Liquidated Damages.

(a) Buyer acknowledges that during the Initial Period, Seller acting in reliance on Buyer’s request will be setting aside production capability to provide the volume of products to be purchased under Section 2(a) during the Initial Period. In consideration of Seller’s time, costs and effort, difficulties in locating alternative purchasers, opportunity costs and other costs and expenses, in the event Buyer breaches its obligations under Section 2(a) of this Agreement (a “Buyer Required Quantity Breach”) during the Initial Period, the Seller shall be entitled to keep the balance of the Deposit amount (i.e., amounts that have not yet been applied as a credit against purchased Products) as liquidated damages (the “Deposit Liquidated Damages”).

(b)Buyer also acknowledges that during the Base Period, Seller acting in reliance on Buyer’s request is building a whole new assembly line specifically dedicated to providing the volume of products to be purchased under Section 2(a). In consideration of the Seller’s time, costs and effort in building and thereafter, maintaining an assembly line specifically built for Buyer, difficulties in locating alternative purchasers, opportunity costs and other costs and expenses, in the event of a Buyer Required Quantity Breach each year of the Base Period (i.e., purchase for each year of the Base Period of fewer than the quantity specified in Section 3(a) or as otherwise agreed between the Parties), the Seller shall be entitled to keep the balance of the Prepayment amount (i.e., amounts that have not yet been applied as a credit against purchased Products) (“Prepayment Liquidated Damages” and together with the Deposit Liquidated Damages, the “Liquidated Damages”).
(c)The Parties intend that the Liquidated Damages constitute compensation, and not a penalty. The Parties acknowledge and agree that the harm to Seller caused by a Buyer Required Quantity Breach would be impossible or very difficult to accurately estimate at the date hereof, and that the Liquidated Damages are a reasonable estimate of the anticipated or actual harm that might arise from a Buyer Required Quantity Breach. The Buyer expressly agrees that in the case of a Buyer Required Quantity Breach (as determined every year ),

Seller may retain as Liquidated Damages the remaining balance of the Deposit or the Prepayment (i.e. amounts that have not yet been applied as a credit against purchased Products) in accordance with Section 3(c)(i).

(d)The Buyer’s payment of the Liquidated Damages is the Buyer’s sole liability and entire obligation and the Seller’s exclusive remedy but solely for the Buyer Required Quantity Breach. Notwithstanding the foregoing sentence or anything herein to the contrary, Buyer further agrees that the payment by Buyer of the Liquidated Damages does not preclude the claiming by Seller of damages for breaches other than for Buyer Required Quantity Breach, damages exceeding such Liquidated Damages amount or the exercise of any other right or remedy arising from the Supply Agreement or by law.

5.Indemnity. The Buyer shall indemnify and hold the Seller and its directors, officers, employees, agents, and representatives harmless from and against any and all liabilities, obligations, losses, damages, penalties, taxes, claims, actions, suits, reasonable costs, reasonable expenses or disbursements (including reasonable legal fees and expenses) of any kind and nature whatsoever that they may incur, arising out of, related to or in connection with any breach of default in the performance of any obligation on Buyer’s part under this Agreement. The Seller shall cooperate with the Buyer and its legal representatives in the investigation and defense of any claim, lawsuit or other action covered by this indemnification, all at the reasonable expense of the Buyer. The Seller shall have the right to be represented by counsel of its own selection and expense.

6.Termination; Transition.

(a)In the event of (i) termination of the Supply Agreement after payment of the Milestone Payments, and such termination is due to breach by Buyer, or (ii) a failure by Buyer to purchase of the minimum number Products specified in the Section 2(a) for the applicable period, Seller shall be entitled to retain the balance of the Milestone Payments (i.e., amounts that have not yet been applied as a credit against purchased Products), received hereunder.

(b)In the event of termination of the Supply Agreement after payment of the Milestone Payments, and such termination is due to breach by Seller or to an event of force majeure, Seller shall return to Buyer the balance of the Milestone Payments hereunder (i.e., amounts that have not yet been applied as a credit against purchased Products

(c)The term of the Supply Agreement shall neither terminate nor expire before June 30, 2028, except that (i) Seller may immediately terminate the Supply Agreement upon written notice to Buyer if Buyer breaches the “Prohibited Sales of the Buyer” provision of the Original Supply Agreement, and (ii) either Party may terminate the Supply Agreement upon written notice to the other Party (a) as provided in the “Force Majeure” provision of the Original Supply Agreement, (b) as provided in Section 14 of this Agreement, or (c) if the other Party breaches the Supply Agreement and fails to cure such breach within sixty (60) days after receiving written notice thereof from the Party seeking to terminate the Supply Agreement, which notice describes the breach in detail and states that the Supply Agreement will terminate if such breach is not timely cured.

(d)In the event that Seller materially breaches its obligation to supply the Products as specified in Section 2(a), Buyer notifies Seller of such breach pursuant to Section 6(c) of this Agreement, which notice specifies that Seller has 60 days to cure such breach, Seller fails to substantially cure such breach, and Buyer then terminates this Agreement pursuant to such Section 6(c) for such uncured breach, Seller shall supply all Product ordered by Buyer not exceeding 87 Million cells for 12 months after such termination under the price and other terms in effect hereunder as of such termination date, provided such material breach in this Section 6(d) of Seller is limited to following case:

(1)Seller breaches its obligation to supply the Products after the additional assembly line at its Ochang manufacturing facility for Buyer’s Products (“Assembly Line”) is completed and begins manufacturing the Products; and

(2)Seller’s Intentional Breach of its obligation to supply the Products as specified in Section 2(a) incurs damages to Buyer. Seller’s Intentional Breach excludes breach of Seller’s obligation caused by (i) quality failure of Seller’s products, (ii) shortage of materials or parts required for the Products, (iii) production line stop of Seller’s facility, (iv) labor strike, and (v) unexpected shipment delay.

Notwithstanding any other provision of the Supply Agreement, in such event Seller breaches its obligation to supply for 12 months in this Section 6(d), Seller will be liable for direct damages incurred by Buyer for Seller’s breach of its obligations under the Supply Agreement to supply Products up to a maximum of the agreed price in this Agreement on the termination date for six (6) months of production capacity of the Assembly Line.  The remedy specified in this section 6(d) together with the refund of the remaining balance amount of the Deposit or Prepayment as provided in Section 3(c)(ii) shall be the sole remedy for such breach of Seller.  For the avoidance of doubt, “Limitation of Liability” of the Original Supply Agreement shall be effective for any other breaches of the Parties, and Seller shall in no event be liable for any damages that Buyer could have avoided using commercially reasonable efforts to mitigate same (such as by obtaining cells from an alternative supplier on commercially reasonable terms).

7.Contract Interpretation. All terms that are left to the mutual agreement of the Parties as contemplated under this Agreement or the Supply Agreement shall be discussed by the Parties in a good faith effort to establish terms that are equitable and commercially reasonable under the circumstances.

8.Product Source. The Products shall be manufactured in and supplied from either Seller’s Ochang factory in Korea or Nanjing factory in China. Seller warrants and represents that it will comply in material respects with applicable laws and regulations, rules and industry standards concerning the assembly line/factory including those relating to environmental protection, product safety and labor law provisions.

9.Solvency Representation. As of the Effective Date, Buyer is solvent. Buyer is not entering into this Agreement with the intent to defraud, delay or hinder its creditors and the consummation of the transactions contemplated by this Agreement will not have any such effect. The transactions contemplated in this Agreement will not constitute a fraudulent conveyance or any act with similar consequences, or otherwise give rise to any right of any creditor of Buyer whatsoever to lodge any claim against Seller, Buyer or any assets owned by Buyer.

10.Remedies Cumulative. Without limiting Section 4(a), any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

11.Entire Agreement; Modification; Ratification. The Original Supply Agreement is amended as provided herein and, as amended, supersedes all prior and contemporaneous oral or written agreements with respect to the subject matter hereof. Except as expressly amended hereby, the Original Supply Agreement is in all respects ratified and confirmed and the provisions thereof shall remain in full force and effect.

12.Amendments. Except as expressly amended hereby, the Original Supply Agreement is in all respects ratified and confirmed and the provisions thereof shall remain in full force and effect.

13.Re-sell. Customer agrees not to sell or transfer the Products in its unmodified cell form to any other third party without Supplier’s prior written consent.

14.Condition Precedent. This Agreement shall become effective on the date (the “Effective Date”) of the finalized investment decision by the board of investment committee of the Seller, if such board decides to invest as specified herein. For the avoidance of doubt, without such decision, this Agreement shall be null and void. Seller shall promptly notify Buyer of the finalized investment decision of such board when it occurs, which notice will specify the Effective Date. Seller expects that such board will make the final investment decision by July 31, 2021; provided that Seller makes no guarantee in that regard. If such board does not decide to invest as specified herein by Aug 10, 2021, then the Parties may agree on a new date for such investment decision or agree to terminate this Agreement; provided that if such board has not agreed to make the final investment by such date and the Parties fail to agree to agree on such new date or to terminate this Agreement promptly thereafter, then either Party may terminate this Agreement upon written notice to the other Party.

15.Miscellaneous. A Party may not assign this Agreement without a prior written consent of the other Party. For the avoidance of doubt, in no case, including Buyer’s bankruptcy, insolvency, or any other similar event, a third party shall have any right relevant to all or part of the Prepayment funds remitted to Seller.

[Signature Page Follows]

IN WITNESS WHEREOF, each of Buyer and Seller has caused this Agreement to be executed and delivered by its duly authorized officer as of the Effective Date.

Romeo Power, Inc.

__/s/ Lionel Selwood__________
Name:    Lionel Selwood Jr.
Title:    Chief Executive Officer

LG Energy Solution, Ltd.

__/s/ Bumjae Kim__________
Name:    Bumjae Kim
Title:    The Head of the Marketing Department

APPENDIX 1. : ORIGINAL SUPPLY AGREEMENT

SALES CONTRACT

The Seller:	The Buyer:
LG Chem, Ltd. (and its subsidiaries)	Romeo Systems, Inc.
128, Yeoui-daero, Yeongdeungpo-gu	4380 Ayers Avenue,
Seoul 07336, Korea	Vernon CA, 90058 USA

Effective Period:	This contract shall be effective for one (1) year from July 17, 2017 and shall be automatically extended for successive years thereafter, unless either party provides the other party with at least thirty (30) days’ prior written expiration notice.
Products:	Cylindrical lithium-ion battery cells
Quantity:	The Quantity of the Products shall be determined in writing between the Seller and the Buyer from time to time during the Effective Period.
Quality:	The Quality of the Products shall be set forth in the PRODUCT SPECIFICATION provided by the Seller.
Inspection:	Within 30 days from the receipt of the Products, the Buyer shall inspect the quantity and quality of the Products and, if there is any issue regarding the Quantity or Quality of the Products, the Buyer shall give a written notice to the Seller within such inspection period. Any notice of claim(s) raised by the Buyer to the Seller after such inspection period shall be ineffective and void.
Price:	The Price of the Products shall be determined in writing between the Seller and the Buyer from time to time during the Effective Period.
Delivery Terms:	The Delivery Terms of the Products shall be determined in writing between the Seller and the Buyer from time to time during the Effective Period. Title and all risks of loss or damage to each shipment of the Products shall pass from the Seller to the Buyer pursuant to the Delivery Terms..
Payment:	The Payment method shall be determined in writing between the Seller and the Buyer from time to time during the Effective Period.
Warranty:	The Seller warrants that the Products will conform to the PRODUCT SPECIFICATION provided by the Seller and shall not infringe the intellectual property rights of any third parties. EXCEPT AS SET FORTH HEREIN, THERE IS NO OTHER WARRANTY, REPRESENTATION OR CONDITION OF ANY KIND, EXPRESS OR IMPLIED (INCLUDING NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE) CONCERNING THE PRODUCTS OR CONTAINERS SHIPPED, AND NONE SHALL BE IMPLIED BY LAW.
Special Responsibilities of the Buyer
(1) The Buyer shall read, understand, and comply with all the conditions set forth in this Contract and the PRODUCT SPECIFICATION provided by the Seller, in particular the section(s) related to the cautions and prohibitions of the Products.
(2) The Buyer shall not make any use of the Products without obtaining and fully understanding the PRODUCT SPECIFICATION.
(3) The Buyer fully understands and agrees that the Products must be sold to and handled by system pack makers only. The Products can be used solely for the application(s) set forth in the PRODUCT SPECIFICATION and no other application is permitted for use without obtaining the express prior written consent/confirmation as well as the most current PRODUCT SPECIFICATION from the Seller.
(4) The Buyer shall provide (a) the most recent PRODUCT SPECIFICATION, (b) the terms of this Special Responsibilities of the Buyer and (c) the terms of the Prohibited Sales of the Buyer under this Contract to its customers, have them acknowledge the contents and require that the Buyer’s customers be bound by the terms and conditions set forth therein.
(5) During the Effective Period of this Contract and for three (3) years thereafter, the Seller may, at any time with thirty (30) days’ prior notice, audit relevant portions of Buyer’s information, records and data to verify that the Buyer has complied with the terms and conditions of this Special Responsibilities of the Buyer and Prohibited Sales of the Buyer.

Prohibited Sales of the Buyer
The Products may not be distributed without protection circuits and may not be handled by individual consumers. In particular, the Seller strictly prohibits the use of the Products in e-cigarette applications. Failure to abide by that prohibition could expose the Buyer to serious liability claims. In addition, sale of the Products for use in FDA-regulated e-cigarettes may render the e-cigarette product adulterated under 21 U.S.C. 387b and subject to seizure, injunction, or other penalties under the Federal Food, Drug, and Cosmetic Act.
NOTWITHSTANDING ANYTHING TO THE CONTRARY, THE BUYER SHALL NOT SELL THE PRODUCTS THROUGH ANY INDIVIDUAL MARKETS, ONLINE E-COMMERCE MARKETS (SUCH AS AMAZON, E-BAY, ALIEXPRESS, NAVER, AMONG OTHERS) NOR TO ANY INDIVIDUAL CONSUMERS (INCLUDING BUT NOT LIMITED FOR USE IN E-CIGARETTE DEVICES).

Indemnification	In the event that the Buyer (or the Buyer’s customer) violates the terms and conditions of the PRODUCT SPECIFICATION or the Contract, in particular Special Responsibilities of the Buyer or Prohibited Sales of the Buyer, the Seller shall bear no liability for any losses or damages incurred by any party arising out of or resulting from any such violation. The Buyer shall be solely liable for such violation and shall indemnify, defend, and hold the Seller and its affiliates, officers, directors, agents and employees harmless from and against any and all losses, damages, liabilities, settlements, penalties fines, costs and expenses (including, without limitation, costs of suit, attorney’s fees, other professional fees, and expenses), which may at any time be suffered by or incurred by, or be asserted against Seller, directly or indirectly, and which are attributable to any and all allegations, claims, or suits arising out of or in connection with any such violation, or any breach of Buyer’s obligations under this Contract. Furthermore, such violation of the Buyer shall cause this Contract to be immediately terminated. The Seller shall cooperate with the Buyer and its legal representatives in the investigation and defense of any claim, lawsuit or other action covered by this indemnification, all at the reasonable expense of the Buyer. The Seller shall have the right to be represented by counsel of its own selection and expense.

Liability Insurance
During the Effective Period of this Contract and thereafter as required below, the Buyer shall obtain at its own expense and maintain commercial general liability insurance from a recognized insurance company providing adequate protection (not less than $10 million per occurrence) for the Seller against any and any and all losses, damages, liabilities, settlements, penalties, fines, costs and expenses (including, without limitation, costs of suit, attorney’s fees, other professional fees, and expenses) attributable to any and all allegations, claims, or suits arising out of or in connection with any violation of the PRODUCT SPECIFICATION, Special Responsibilities of the Buyer or Prohibited Sales of the Buyer made by the Buyer (or the Buyer’s customer). Such insurance must provide for contractual liability coverage, cross liability coverage and product/ completed operation coverage. The insurance policies affording such coverages shall be written on an occurrence basis. Said policies of insurance shall name the Seller as an additional insured, shall expressly afford coverage and protection of the Seller, shall require the insurer to defend and/or indemnify the Seller in any such action or proceeding specified in the Indemnification provision of this Contract, and shall be applicable in any jurisdiction, including the U.S. The Buyer agrees that it will maintain said insurance in full force and effect throughout the Effective Period of this Contract.
Within thirty (30) days from the execution of this Contract, the Buyer shall submit to the Seller a certificate of insurance reflecting the insurance requirements addressed in this section for the Seller’s approval before any Product is distributed or sold. Any proposed change in certificate(s) of insurance shall be submitted to the Seller for its prior approval. The Buyer shall furnish the then prevailing certificate(s) of insurance and continue to provide renewal certificates throughout the Effective Period of this Contract.

Limitation of Liability:	EXCEPT IN THE CASE OF THE BUYER (OR ITS CUSTOMER)’S VIOLATION OF OBLIGATIONS REGARDING THE PRODUCT SPECIFICATION, SPECIAL RESPONSIBILITIES OF THE BUYER, OR PROHIBITED SALES OF THE BUYER, each parties’ liability under this Agreement for any and all matters to the other party or to any third party shall be limited to the sum of the price paid or payable for Products up to one (1) month prior to the date on which any claim hereunder arose. Neither party shall be liable to the other party or any third party for loss of production, loss of profit, loss of business, loss of goodwill or reputation, or for any incidental, indirect, special, consequential or punitive cost, expense, loss or damage of any kind.
The Seller’s Right to Cease the Buyer’s Sales of the Product	Upon Buyer’s violation of the terms and conditions of the PRODUCT SPECIFICATION or the Special Responsibilities of the Buyer or Prohibited Sales of the Buyer portion of this Contract, Seller shall have the right to request that all the Buyer’s sales of the Product be ceased..
The Seller’s Right to a Return of Products	Upon Buyer’s violation of the terms and conditions of the PRODUCT SPECIFICATION or the Special Responsibilities of the Buyer or Prohibited Sales of the Buyer portion of this Contract, the Seller shall have the right to request that all Products sold to the Buyer be returned to the Seller without any transportation cost to the Seller. The Buyer shall make best efforts to retrieve said Products, and return to the Seller within a reasonable period from the time the Seller’s request is made.

Force Majeure:	Neither party will be liable for delay or failure to fulfill its obligations under this Contract due to the direct result of circumstances beyond that party’s reasonable control, including but not limited to prohibition of exportation, act of God, war, strike, labor disputes, provided it promptly notifies the other party and uses reasonable efforts to correct such failure or delay in its performance. In case any party fails to fulfill its obligation due to force majeure more than thirty (30) days, the other party may terminate this Contract by giving thirty (30) days prior written notice.
Dispute Resolution:	Any disputes relating to or arising in connection with this Sales Contract shall be finally resolved by arbitration in California administered by the American Arbitration Association in accordance with its Arbitration Rules. The language for arbitration will be English. The award from the arbitration shall be final and binding and the prevailing party shall be entitled to recover all its expenses related to such dispute including, but not limited to, reasonable attorneys’ fees, experts’ fees and applicable court and/or arbitration costs. The applicable law shall be the law of the State of California, U.S.A.
Order of Precedence	The terms and conditions set forth in this Sales Contract take precedence over the terms and conditions set forth in any purchase order or relevant supplemental documents, unless explicitly agreed otherwise.
Entire Agreement:	This Contract sets forth and constitutes the entire agreement between the parties with respect to the subject matter hereof.

Accepted by:

LG Chem, Ltd.	Romeo Systems, Inc.
Sign: /s/ Danny Jung	Sign: /s/ Erik Fleming
Name: Danny Jung	Name: Erik Fleming
Title: Sr. Manager	Title: COO
Date: 2017.8.28	Date: 8/25/17